FERRELLGAS PARTNERS, L.P. Announces Sale of Rail Car Assets of Bridger Rail Shipping, LLC

OVERLAND PARK, Kan., February 21, 2018 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or ”the Company”) announced the sale of tank rail cars owned by Bridger Rail Shipping, LLC, a subsidiary of Bridger Logistics, LLC, which is a subsidiary of Ferrellgas, L.P. Bridger Logistics is a holding company for various subsidiaries that continue to do business in terminals and storage, trucking and transportation, and salt water disposal. Bridger Logistics was also the holding company that owned Bridger Energy, LLC, which the Company sold on January 16, 2018.

The sale consists of 1,072 rail cars, including 300 model DOT-117 and 772 model CPC-1232 rail cars. Most of the CPC-1232s are currently in storage and incurring storage fees, while all of the DOT-117s are currently leased to a third party under a multi-year contract. The sale is to an undisclosed buyer for cash consideration of approximately $47 million. Proceeds from the transaction will be used to reduce outstanding debt on the Company’s secured credit facility.

“This transaction is another clear example of Ferrellgas’ commitment to debt reduction,” said James E. Ferrell, Interim Chief Executive Officer and President. “The sale significantly reduces our interest expense, improves our credit metrics, and lessens the Company’s reliance on its credit facility as we move forward with growth efforts. We expect that the credit benefits from the sale of these assets will be achieved without impacting our forecasted EBITDA.”

With the sale, the Company’s debt will be reduced with the proceeds resulting in a proforma expected reduction in interest expense of approximately $2.8 million per year. In the fiscal second quarter ending January 31, 2018, the Company expects to report a non-cash loss on its model CPC-1232 rail cars of approximately $35 million. No gain or loss is expected from the sale of the model DOT-117 railcars.

“The market for our rail cars has changed in recent years,” continued Ferrell, “so we have made the strategic decision to exit the rail car business. With the sale, our streamlined company has further reduced its business risk profile, with the result being that our prospects for cash flow growth are strong. We have positive momentum and our employees are keenly focused on providing our customers with the world class service we’ve always been known for.”

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended October 31, 2017, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts
Jim Saladin, Media Relations – jimsaladin@ferrellgas.com, 913-661-1833
Bill Ruisinger, Investor Relations – billruisinger@ferrellgas.com, 816-792-7914